Exhibit 99.1
Regency Energy Partners Announces Major Expansion of Louisiana Pipeline System to
Meet Growing Natural Gas Production from Haynesville Shale
DALLAS, Sept. 9, 2008 — Regency Energy Partners LP (Nasdaq: RGNC) announced today it plans to expand its pipeline system in North Louisiana to bring natural gas from the Haynesville Shale — one of the most active new natural gas plays in the United States — to market. The $1.1 billion expansion of the Regency Intrastate Gas System will provide 1.45 Bcfd of new capacity to handle expected increases in production from the region. Regency has obtained letters of intent for long-term transportation agreements from anchor shippers covering approximately 76% of the incremental capacity and is also seeing strong demand for the remaining capacity.
The Haynesville expansion project includes looping the existing pipeline, extending the system and adding new compression. Construction of the project will be divided into two phases. Phase one is expected to be completed during the first half of 2009, adding 300 MMcfd of capacity once fully operational. Phase one will comprise approximately $375 million of the total cost of the project. Phase two will add an incremental 1.15 Bcfd and is expected to be online by the end of 2009 and is expected to be fully operational in the first quarter of 2010. Overall, the project will add 204 miles of pipeline, ranging in diameter from 24 to 42 inches, and 49,000 horsepower of compression.
Regency has obtained several commitments from UBS Investment Bank, Morgan Stanley Senior Funding, Inc. and RBS Greenwich Capital for approximately $600 million of debt financing needs associated with this project, which will be utilized to reduce borrowings outstanding under the Partnership’s revolving credit facility. This funding will allow Regency to utilize its revolving credit facility to finance all of the project costs associated with phase one and a portion of phase two costs. The debt financing is subject to the execution of definitive loan documentation and other terms and closing conditions. Regency intends to finance the remaining costs of phase two by using available capacity under its revolving credit facility and through future equity offerings. The $1.1 billion in capital needed for the project includes $121.5 million in commitments approved by Regency’s board in July 2008 for longer lead-time items, such as pipe, compression and rights-of-way.
“By launching this project to expand our existing midstream infrastructure in the heart of the Haynesville Shale, Regency has a ‘first-mover’ advantage in meeting existing and future demand,” said Byron Kelley, chairman, president and chief executive officer of Regency. “We expect significant drilling in North Louisiana for many years, and our strategic footprint in the region together with the incremental capacity from this project will position us well to handle this growth.”
“Based on expected costs and contractual terms, the project will be significantly accretive to Regency unitholders once the project is operational and fully flowing,” Kelley said. “A substantial increase in Regency’s EBITDA will be accomplished primarily with fee-based cash flows derived from long-term firm transportation contracts, supporting our strategy to consistently grow unitholder value and achieve investment-grade status over the next three years.”

Regency also plans to expand some of its existing interconnections with interstate pipelines and is exploring new intrastate and interstate market options for its shippers. The system reaches across North Louisiana, from Caddo Parish to Franklin Parish and will be expanded to the southwest into Desoto Parish to interconnect with Regency’s Logansport gathering system. The project is subject to obtaining all required regulatory approvals.
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.
This press release may contain forward-looking statements regarding Regency Energy Partners, including projections, estimates, forecasts, plans and objectives. These statements are based on management’s current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include changes in laws and regulations impacting the gathering, processing, transportation and contract compression businesses, the level of creditworthiness of the Partnership’s counterparties, the Partnership’s ability to access the debt and equity markets, the Partnership’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership’s transactions, changes in commodity prices, interest rates, demand for the Partnership’s services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership’s ability to obtain required approvals for construction or modernization of the Partnership’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.
Specifically, the success of our Haynesville expansion project is subject to successful exploration and development of the Haynesville Shale, a new and emerging natural gas play. The results of producers’ exploratory drilling in new or emerging plays, such as the Haynesville Shale, are more uncertain than drilling results in areas that are developed and have established production. Since the Haynesville Shale has limited or no production history, past drilling results in this area will not help predict future drilling results in the area. Additionally, the commitment of our anchor shippers to utilize our expanded system is subject to execution of definitive transportation agreements satisfactory to the parties. To the extent that we do not enter into definitive transportation agreements on the terms contemplated by our letters of intent or to the extent producers in the area are unable to execute their exploratory drilling and development plans in this area; the return on our investment from this project may not be as attractive as we anticipate.
In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.
CONTACT:
Investor Relations:
Shannon Ming
Vice President, Investor Relations & Communications
Regency Energy Partners
214-239-0093
shannon.ming@regencygas.com
Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com